Exhibit 10.3

EXCHANGE AGREEMENT

dated as of January 3, 2022

by and among

ABRAXAS PETROLEUM CORPORATION

and

AG ENERGY FUNDING, LLC

TABLE OF CONTENTS

		Page
Article I

PURCHASE; CLOSING

Section 1.1	Exchange; and Subsequent Funding	2
Section 1.2	Closing	2
Section 1.3	Closing Conditions	3

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1	Representations and Warranties of the Company	5
Section 2.2	Representations and Warranties of the Purchaser	17

Article III

COVENANTS

Section 3.1	Filings; Other Actions	21
Section 3.2	Conduct of the Business	21
Section 3.3	Negative Covenants	22
Section 3.4	Corporate Actions - Certificate	24
Section 3.5	State Securities Laws	24
Section 3.6	PSA; First Lien Release Agreement	24
Section 3.7	Takeover Statutes	24
Section 3.8	Board Size	24
Section 3.9	Management Incentive Program	24

Article IV

ADDITIONAL AGREEMENTS

Section 4.1	Legend	25
Section 4.2	Tax Matters	25

Article V

MISCELLANEOUS

Section 5.1	Survival; Limitations on Liability	26
Section 5.2	Expenses	26
Section 5.3	Amendment; Waiver	26
Section 5.4	Counterparts	26

Schedule 1:	Purchaser Claims
Schedule 2:	Resignations
Schedule 3:	Nominees
Exhibit A:	Form of Series A Preferred Stock Certificate of Designations
Exhibit B:	Form of Assignment and Assumption Agreement

INDEX OF DEFINED TERMS

Term	Location of Definition
Affiliate	5.10(k)
Agreement	Preamble
Assignment and Assumption Agreement	1.2(b)(ii)
Articles of Incorporation	2.1(c)(ii)
Anti-Money Laundering Laws	2.1(z)
Bakken Sale	Recitals
Beneficial Ownership/Beneficially Own	5.10(l)
Board of Directors	1.3(a)
business day	5.10(i)
Bylaws	2.1(c)(ii)
Capitalization Date	2.1(a)(ii)
Certificate	Recitals
Claims	Recitals
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.1(x)
Common Stock	2.1(b)(i)
Company	Preamble
Company Material Adverse Effect	5.10(m)
Company Stock Awards	2.1(b)(i)
Company Subsidiary	2.1(a)(ii)
control/controlled by/under common control with	5.10(k)
Environmental Laws	2.1(w)
Equity Securities	5.10(n)
ERISA	2.1(x)
ERISA-Subject Plan	2.1(x)
Exchange	1.1
Exchange Act	2.1(f)
Expense Reimbursement Amount	5.2
First Lien Release Agreement	Recitals
GAAP	2.1(f)(iii)
Governmental Entity	2.1(c)(iv)
Hazardous Substance	5.10(q)
Investment Company Act	2.1(o)
Knowledge of the Company	5.10(r)
Law	5.10(s)
Lien	5.10(t)
Lime Rock	Recitals
Multiemployer Plan	2.1(x)
Non-Recourse Party	5.18
Organizational Documents	2.1(c)(ii)
Party or Parties	Preamble

Term	Location of Definition
Term	Location of Definition
Permits	2.1(m)
Person	5.10(j)
Plan	2.1(b)(i)
Preferred Stock	Recitals
PSA	Recitals
Purchaser	Preamble
Representatives	5.10(v)
Reserve Report	2.1(s)
Sanctions	2.1(bb)(i)
SEC	2.1(f)(i)
SEC Documents	2.1(f)(i)
Second Lien Forbearance	Recitals
Securities Act	2.1(d)
Seller	Recitals
Stock Consideration	1.1(a)
Subsidiary	2.1(a)(ii)
Tax or Taxes	5.10(z)
Tax Return	5.10(aa)
Transaction Documents	5.10(bb)
Transfer	5.10(cc)
Treasury Regulation	5.10(cc)
Voting Debt	2.1(b)(ii)

EXCHANGE AGREEMENT, dated as of January 3, 2022 (this “Agreement”), by and among Abraxas Petroleum Corporation, a Nevada corporation (the “Company”), and AG Energy Funding, LLC, a Delaware limited liability company (the “Purchaser” and each of the Company and the Purchaser referred to herein as a “Party” and together, the “Parties”).

RECITALS:

WHEREAS, the Company has entered into a Purchase and Sale Agreement (as it may be amended or supplemented from time to time, the “PSA” and, the transactions contemplated thereby, the “Bakken Sale”), by and among the Company (as the “Seller” thereto), Lime Rock Resources V, L.P., a Delaware limited partnership (“Lime Rock”), pursuant to which the Company will sell to and Lime Rock will purchase certain Assets (as defined in the PSA) relating to the Company’s business in the Bakken Formation in North Dakota;

WHEREAS, the Company has entered into (a) that certain Settlement and Lien Release Agreement, dated as of the date hereof, by and among the Company, the lenders and the administrative agent under the First Lien Debt Agreement (as defined below) and certain hedge contract counterparties pursuant to which the administrative agent has agreed to release its liens and security interests arising under the First Lien Debt Agreement and (ii) the lenders and hedge counterparties under the First Lien Debt Agreement and the related secured hedge contracts have agreed to terminate the First Lien Debt Agreement and related loan documents and release any remaining obligations upon payment of the Release Amount (as defined in such Settlement and Lien Release Agreement) (the “First Lien Release Agreement”) and (b) that certain Amendment No. 2 to Forbearance Agreement, dated as of the date hereof, with the lenders and administrative agent under the Second Lien Debt Agreement (as defined below) (such Amendment, together with Forbearance Agreement to which it relates, the “Second Lien Forbearance”).

WHEREAS, in connection with and pursuant to this Agreement, the Seller will issue and sell Series A Preferred Stock of the Seller;

WHEREAS, in connection with the completion of the Bakken Sale and the Exchange (as defined below), the Company proposes to issue to the Purchaser shares of its preferred stock, par value $0.01 per share, designated as “Series A Preferred Stock” (the “Preferred Stock”), having the terms set forth in the Certificate of Designation (the “Certificate”) in the form attached to this Agreement as Exhibit A, in exchange for the transfer to the Company by Purchaser of all its claims outstanding under the Second Lien Debt (the “Claims”), which such claims will thereafter automatically be deemed paid and satisfied in full, discharged, terminated, released and cancelled for all purposes under the Second Lien Debt Agreement, subject to the terms and conditions set forth in this Agreement;

WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 5.10 or such other Section indicated in the preceding Index of Defined Terms.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

Section 1.1 Exchange; and Subsequent Funding.

(a) Upon the terms and conditions set forth herein, at the Closing, the Purchaser shall transfer to the Company, and the Company shall acquire from the Purchaser, all of the Claims held by the Purchaser in exchange for the issuance by the Company of 685,505 shares of Series A Preferred Stock (the “Stock Consideration”) to the Purchaser (the “Exchange”), and effective upon such Exchange, all of the Claims in favor of the Purchaser shall automatically be deemed paid and satisfied in full, discharged, terminated, released and cancelled for all purposes under the Second Lien Credit Agreement. Subject to the other terms and conditions of this Agreement, the Exchange will occur immediately following (a) the consummation of the transactions contemplated by the PSA and (b) the consummation of the transactions contemplated by the First Lien Release Agreement.

(b) At any time following the Closing, the Purchaser may (in its sole discretion), but only with the approval of the Company’s disinterested directors, make a cash contribution to the Company in an aggregate amount not to exceed $12,000,000.00, and in exchange therefor the Tier One Preference Amount (as defined in the Certificate) of the shares of Preferred Stock held by Purchaser will be increased as provided in the Certificate.

Section 1.2 Closing.

(a) Subject to the terms and conditions hereof, the closing of the Exchange (the “Closing”) shall be held at the offices of Simpson Thacher & Bartlett LLP, 600 Travis Street, Suite 5400, Houston, Texas 77002, at 8:00 a.m. Houston time on the date of the closing of the transactions contemplated by the PSA, or at such other time and place as the Company and the Purchaser agree (the “Closing Date”).

(b) In addition and subject to the satisfaction or waiver on the Closing Date of the conditions to the Closing in Section 1.3, at the Closing:

(i) the Company will (A) cause the number of shares of Stock Consideration to be registered in the name of Purchaser (or its Affiliate designee) with the transfer agent of the Company in book-entry form and (B) deliver to the Purchaser all other documents, instruments and writings required to be delivered by the Company to the Purchaser pursuant to this Agreement or otherwise required in connection herewith; and

(ii) the Purchaser will (A) deliver to the Company an Assignment and Assumption Agreement, in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Purchaser, pursuant to which Purchaser will assign the Claims to the Company at the Closing, (B) fully, completely and irrevocably release all of its Liens, claims and other encumbrances on the assets of the Company that relate to the Second Lien Debt and (B) deliver to the Company all other documents, instruments and writings required to be delivered by the Purchaser to the Company pursuant to this Agreement.

Section 1.3 Closing Conditions.

(a) The obligations of the Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Purchaser and the Company (acting at the direction of the board of directors of the Company (the “Board of Directors”)) at or prior to the Closing of the following conditions:

(i) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; and

(ii) the closing of the transactions contemplated by the PSA and the First Lien Release Agreement shall have occurred in accordance with their terms (subject to any amendments, supplements, waivers or other modifications thereto that are permitted by Section 3.6(c) or otherwise consented to in writing by the Purchaser) (provided, however, that a Party may not rely on the failure of any such closing to have occurred as a condition to its obligations hereunder if such closing shall not have occurred due to the breach by such Party (or any of its Affiliates) of its obligations under the PSA, the First Lien Release Agreement or the Second Lien Forbearance, as applicable).

(b) The obligations of the Purchaser to effect the Closing are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Purchaser at or prior to the Closing of the following conditions:

(i) (A) the representations and warranties of the Company set forth in Section 2.1 hereof (other than Sections 2.1(a), 2.1(b), 2.1(c), 2.1(e), 2.1(j) and 2.1(q)) shall be true and correct in all respects (without regard to any materiality or Company Material Adverse Effect qualifiers set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case each of such earlier date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, and (B) the representations and warranties of the Company set forth in Sections 2.1(a), 2.1(b), 2.1(c), 2.1(e), 2.1(j) and 2.1(q) shall be true in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case as of such earlier date);

(ii) the Company shall have performed in all material respects its obligations required to be performed by it pursuant to this Agreement at or prior to the Closing;

(iii) the Purchaser shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.3(b)(i), (ii) and (viii) have been satisfied;

(iv) the Company shall have delivered a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.3(a)(ii) have been satisfied;

(v) the Purchaser shall have received from the Company a certificate of the Secretary of State of the State of Nevada, dated within two (2) business days prior to the Closing Date, to the effect that the Company is in good standing in the State of Nevada;

(vi) the Purchaser shall have received a certificate signed on behalf of the Company by the secretary certifying (x) as to the Articles of Incorporation and Bylaws of the Company, (y) that the Company has adopted and filed the Certificate with the Secretary of State of the State of Nevada and (z) that the Certificate is in full force and effect;

(vii) the Purchaser shall have received from the Company duly signed resignations, effective as of the Closing from the members of the Board of Directors named on Schedule 2;

(viii) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(ix) the Company shall have reimbursed the Purchaser for its Expense Reimbursement Amount as required pursuant to Section 5.2; and

(x) the Company shall have delivered, or caused to be delivered, to the Purchaser all of the items described in Section 1.3(b).

(c) The obligation of the Company to effect the Closing is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company (acting at the direction of the Board of Directors) at or prior to the Closing of the following conditions:

(i) the representations and warranties of the Purchaser set forth in Section 2.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date);

(ii) the Purchaser shall have performed in all material respects its obligations required to be performed by it pursuant to this Agreement at or prior to the Closing;

(iii) the Company shall have received a certificate signed on behalf of the Purchaser by a senior executive officer (or equivalent) thereof certifying to the effect that the conditions set forth in Section 1.3(c)(i) and (ii) have been satisfied by the Purchaser; and

(iv) the Purchaser shall have delivered, or caused to be delivered, to the Company all of the items described in Section 1.3(c).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. Except as set forth in a correspondingly identified Company Disclosure Schedule attached hereto (provided, that any item disclosed in any particular section of the Company Disclosure Schedule attached hereto shall be deemed to be disclosed with respect to any other section to the extent it is reasonably apparent on the face of such disclosure that it applies to such other section), the Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

(a) Organization and Authority.

(i) The Company is a corporation duly organized and validly existing under the Laws of the State of Nevada, has all requisite power and authority to own its properties and conduct its business as presently conducted in the manner described in the SEC Documents and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and accurate copies of the Articles of Incorporation and Bylaws, each as in effect as of the date of this Agreement, have been made available to the Purchaser prior to the date hereof.

(ii) As of the close of business on January 2, 2022 (the “Capitalization Date”), the Company owns, directly or indirectly, interests in the Company Subsidiaries as set forth on Section 2.1(a)(ii) of the Company Disclosure Schedule. Such ownership interests have been duly authorized and validly issued in accordance with the Organizational Documents of each Company Subsidiary and are fully paid (to the extent required under those documents), and the Company owns, directly or indirectly, such ownership interests free and clear of all Liens (except restrictions under any applicable state or foreign securities Laws). Each Company Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization, has all requisite power and authority to own its properties and conduct its business as presently conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to be material to the Company. Except as set forth in Section 2.1(a)(ii) of the Company Disclosure Schedule, the Company does not own any Equity Security or other equity interest in any Person. As used herein, “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such Person or a subsidiary of such Person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company.

(b) Capitalization; Indebtedness.

(i) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $0.01 per share of the Company (the “Common Stock”), and 1,000,000 shares of Preferred Stock. As of the Capitalization Date, there were 8,420,599 shares of Common Stock outstanding and no shares of Preferred Stock outstanding or designated as a series. As of the close of business on the Capitalization Date, (A) 2,100,000 shares of Common Stock have been reserved for issuance under the Abraxas Petroleum Corporation Amended and Restated 2005 Employee Long-Term Equity Incentive Plan, as amended (the “Plan”), and 1,699,972 shares of Common Stock remain available pursuant to the Plan for award as Stock Options, Restricted Stock Awards, and Performance Based Restricted Stock (collectively, the “Company Stock Awards”) and (B) no shares of Common Stock were held by the Company in its treasury. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued in accordance with applicable securities Laws and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. From the Capitalization Date through and as of the date of this Agreement, no other shares of Common Stock or Preferred Stock have been issued. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect. Except as set forth on Section 2.1(b)(i) of the Company Disclosure Schedules, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or is bound.

(ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (A) pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Company Stock Awards, (B) as set forth in Section 2.1(b)(i) and (C) the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, registration rights, warrants, calls, commitments or other rights or agreements calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). The Company has no outstanding obligations to provide registration rights to any Person with respect to any Equity Securities of the Company or any of its subsidiaries.

(iii) Immediately following the Closing, except as set forth on Schedule 2.1(b)(iii), the Company and its subsidiaries will not have any obligations in respect of indebtedness for borrowed money.

(c) Authorization.

(i) The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors. This Agreement has been, and (as of the Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, is, and (as of the Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Other than the filing of the Certificate with the Secretary of State of the State of Nevada, no other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.

(ii) Neither the Company nor any Company Subsidiary is (a) in violation of any of the terms, conditions or provisions of (i) the amended and restated articles of incorporation of the Company (the “Certificate of Incorporation”) or amended and restated bylaws of the Company, as amended (the “Bylaws”), or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary (together with the Certificate of Incorporation and the Bylaws, the “Organizational Documents”), (b) in violation of any Law, statute, ordinance, rule, regulation, permit, or franchise applicable to it or of any judgment, ruling, order, writ, injunction or decree of any Governmental Entity having jurisdiction over the Company or any Company Subsidiary or any of their any respective properties or assets or (c) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any note, bond, debenture, or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which the Company or any Company Subsidiary is a Party or by which the Company or any Company Subsidiary or any of their respective properties or assets are bound, which breach, default or violation would, if continued, reasonably be expected to be material to the Company.

(iii) None of the issuance and sale by the Company of the Stock Consideration, the application of the proceeds thereof, the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (subject only to the filing of the Certificate with the Secretary of State of the State of Nevada), (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or require consent under, or result in the creation of any Lien upon any of properties or assets of the Company or any Company Subsidiary under (i) any of the terms, conditions or provisions of their respective Organizational Documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, loan agreement, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a Party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) violate any Law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not, be material to the Company.

(iv) Neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, either alone or in connection with any other event, will (i) accelerate the timing of vesting, funding or payment, or give rise to any payment or increase the amount or value, of any compensation or benefits to any current or former director, officer, employee or other individual service provider of the Company or any Company Subsidiary or under the Plan, (ii) directly or indirectly cause any of the Company or any Company Subsidiary to transfer or set aside any assets to fund any benefits under the Plan or limit or restrict the right to merge, amend, terminate or transfer the assets of the Plan on or following the Closing, or (iii) give rise to payments or benefits (whether in cash, property or the vesting of property) that would be nondeductible to the payor under Section 280G of the Code or that would result in an excise Tax on any recipient under Section 4999 of the Code.

(v) Other than the securities or “Blue Sky” Laws of the various states, the filing of the Certificate with the Secretary of State of the State of Nevada, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency or commission or other governmental or arbitral body or authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization (each, a “Governmental Entity”), nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.

(d) Sale of Securities. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 2.2, the issuance and sale of the Stock Consideration to the Purchaser pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and neither the Company nor, to the Knowledge of the Company, any person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption. Without limiting the foregoing, neither the Company nor to the Knowledge of the Company any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Stock Consideration and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Stock Consideration under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Stock Consideration under this Agreement to be integrated with other offerings.

(e) Status of Securities. The shares of Stock Consideration have been duly authorized by all necessary corporate action. When issued against receipt of the consideration therefor as provided in this Agreement, such Stock Consideration will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchaser good and marketable title to all such securities, be free and clear of all Liens, except restrictions imposed by the Securities Act, the Certificate and any applicable state or foreign securities Laws. The respective rights, preferences, privileges and restrictions of the Preferred Stock and the Common Stock are as stated in the Articles of Incorporation (including the Certificate) or as otherwise provided by the mandatory provisions of Chapter 78 of the Nevada Revised Statutes, as amended (the “Nevada Act”).

(f) SEC Documents; Financial Statements.

(i) The Company has filed all required reports, proxy statements, forms, and other documents with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2018 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective date complied as to form in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is accumulated and communicated to management of the Company, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and for the preparation of the Company’s filings with the SEC, (B) has ensured such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a- 15 of the Exchange Act and (C) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (I) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a- 15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(iii) The financial statements of the Company and its consolidated Subsidiaries contained or incorporated by reference in the SEC Documents (including the related notes and supporting schedule) (A) complied as to form in all material respects in with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, (B) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto or as permitted by Regulation S-X) and (C) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal recurring audit adjustments).

(iv) Since the date of the most recent balance sheet of the Company audited by the Company’s auditor, the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto in all material respects.

(g) Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2021, (ii) liabilities incurred since September 30, 2021 in the ordinary course of business (including incremental borrowings under the Company’s revolving credit facility) and (iii) liabilities incurred pursuant to the transactions contemplated by this Agreement and the other Transaction Documents, the Company and the Company Subsidiaries do not have any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Company’s financial statements in accordance with GAAP.

(h) Independent Registered Public Accounting Firm. ADKF, P.C., which has audited the financial statements contained or incorporated by reference in the SEC Documents, is an independent registered public accounting firm with respect to the Company and the consolidated Company Subsidiaries within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). ADKF, P.C. has not resigned or been dismissed as independent registered public accountants of the Company and the consolidated Company Subsidiaries as a result of or in connection with any disagreement with the Company or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(i) No Restrictions. Except as described in the Organizational Documents, there are no restrictions upon the voting or transfer of any Equity Securities of the Company or the Company Subsidiaries.

(j) Brokers and Finders. Except for Petrie Partners Securities, LLC, the fees and expenses of which will be paid by the Company, neither the Company nor any of the Company Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

(k) Litigation. There is no action, suit, proceeding, claim, injunction or investigation pending or, to the Knowledge of the Company, threatened against, nor any outstanding judgment, order or decree against, the Company or any of the Company Subsidiaries before or by any Governmental Entity which, if adversely determined, would reasonably be expected to be material to the Company or which challenge the validity of any of the Transaction Documents or the right of the Company to enter into the Transaction Documents or consummate the transactions contemplated hereby or thereby.

(l) Taxes.

(i) Each of the Company and the Company Subsidiaries has filed all income and other material Tax Returns, and such Tax Returns are true, accurate and complete in all material respects;

(ii) All income and other material Taxes owed by the Company and the Company Subsidiaries which are or have become due have been timely paid in full, except for those which are being contested in good faith and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP;

(iii) There is no material deficiency proposed or assessed with respect to any Taxes or Tax Returns of the Company or a Company Subsidiary;

(iv) Neither the Company nor any of the Company Subsidiaries have executed any waiver of any statute of limitations on the assessment or collection of any material Tax that remains outstanding;

(v) There is no pending audit, suit, proceeding, claim, examination or other administrative or judicial proceedings ongoing, pending, or, to the Knowledge of the Company, threatened or proposed with respect to any material Taxes of the Company or any of the Company Subsidiaries;

(vi) Neither the Company nor any Company Subsidiary has received written notice from a taxing authority in a jurisdiction where it does not file a Tax Return claiming that it is subject to material Tax in that jurisdiction;

(vii) There are no Liens for material Taxes against the property of the Company or any Company Subsidiary except for Permitted Liens;

(viii) The Company and each Company Subsidiary has complied with all Tax withholding and deposit requirements in all material respects;

(ix) Neither the Company nor a Company Subsidiary has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b); and

(x) Neither the Company nor any Company Subsidiary has made an election under Section 965(h) of the Code.

(m) Permits and Licenses. The Company and the Company Subsidiaries possess all certificates, authorizations, franchises, licenses, consents and permits issued by appropriate Governmental Entities (collectively, “Permits”) necessary or material to the conduct of their respective businesses in the manner described in the SEC Documents, except where the failure to have obtained the same would not, individually or in the aggregate, reasonably be expected to have be material to the Company. The Company and the Company Subsidiaries are in compliance with the terms and conditions of all such Permits and no default under any such Permits has occurred, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to be material to the Company, and have not received any notice of proceedings relating to the revocation, suspension, termination or modification of any Permits that, if determined adversely to the Company or any the Company Subsidiaries, would, individually or in the aggregate, reasonably be expected to be material to the Company. No consent from any Governmental Entity will be required for any Permit in connection with the due execution, delivery and performance by the Company of this Agreement and the consummation of the Exchange.

(n) Fairness Opinion. Petrie Partners Securities, LLC has delivered an opinion to the Board of Directors, dated as of the date hereof, that the Exchange is fair from a financial point of view to the Company.

(o) Investment Company Act. The Company and each of the Company Subsidiaries is not and after giving effect to the Exchange, will not be (i) an “investment company” as defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”), or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

(p) Compliance with Laws. The Company and Company Subsidiaries are, and during the prior three years have been, in compliance in all material respects with all applicable Laws relating to the properties and assets of the Company and the Company Subsidiaries and the business of the Company and Company Subsidiaries. To the Knowledge of the Company as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is being investigated for any material violation of any applicable Law relating to the properties and assets of the Company and the Company Subsidiaries and the business of the Company and Company Subsidiaries.

(q) Absence of Changes. Since December 31, 2018, excluding matters disclosed in the Company’s SEC Documents (other than disclosures in the “Risk Factors” sections thereof or any disclosures therein that are cautionary, predictive or forward-looking in nature), there has not been any Company Material Adverse Effect.

(r) Compliance with Sarbanes-Oxley. There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith applicable to the Company.

(s) Title to Interests. The Company and the Company Subsidiaries have (i) Good and Marketable Title to all of their material interests in their producing oil and gas properties forming the basis for the reserves in the Company’s reserve report as of December 31, 2020 filed with the SEC on May 7, 2021 (the “Reserve Report”) and to all of their material interests in non-producing oil and gas properties, title investigations having been carried out by the Company and the Company Subsidiaries, as applicable, in accordance with the general practice in the oil and gas industry, (ii) good and indefeasible title to all other real property owned by them that is material to the Company and the Company Subsidiaries, taken as a whole, and (iii) good and valid title to all personal property owned by them that is material to the Company and the Company Subsidiaries, taken as a whole, in each case free and clear of all Liens, encumbrances and defects, except such Liens, encumbrances and defects as do not materially interfere with the use made and proposed to be made of such property by the Company or the Company Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, all proceeds from the sale of the Company’s and Company Subsidiaries’ share of oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons being produced from the Company’s and Company Subsidiaries’ respective oil and gas properties are currently being paid in full to the Company or the Company Subsidiaries, as applicable, by the Purchaser thereof on a timely basis, and none of such proceeds from such hydrocarbons produced from the Company’s oil and gas properties that are operated by the Company or an Affiliate of the Company is currently being held in suspense by such purchaser or any other Party. Neither the Company nor any Company Subsidiary has granted any net profits interests or overriding royalty interests in respect of the oil and gas properties other than (x) to the extent reflected in the Reserve Report or (y) as were granted in the ordinary course of business and consistent with industry practice and would not, individually or in the aggregate, be material to the Company.

(t) Intellectual Property. The Company and the Company Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary to conduct their businesses, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(u) Labor and Employment Matters. The Company and Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither the Company nor any Company Subsidiary has any material liability with respect to misclassification of any Person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company or any Company Subsidiary. No labor dispute with the employees of the Company or any Company Subsidiary exists, or, to the Knowledge of the Company, is imminent or threatened that could reasonably be expected to be material to the Company.

(v) Insurance. Each of the Company and the Company Subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. All policies of insurance of the Company and the Company Subsidiaries are in full force and effect; the Company and the Company Subsidiaries are in compliance with the terms of such policies in all material respects; there are no claims by the Company or any of the Company Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and none of the Company or any of the Company Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(w) Environmental Laws. (a) (i) Neither the Company nor any of the Company Subsidiaries is in violation of, and does not have any liability under, any federal, state, local or non-U.S. statute, Law, rule, regulation, ordinance, code, other requirement or rule of Law or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances, to the protection or restoration of the environment or natural resources, to occupational health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”), (ii) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries own, occupy, operate or use any real property contaminated with Hazardous Substances, (iii) neither the Company nor any of the Company Subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site in violation of Environmental Law, (v) neither the Company nor any the Company Subsidiaries is subject to any pending, or to the Knowledge of the Company threatened, claim by any Governmental Entity or person arising under Environmental Laws or relating to Hazardous Substances, and (vi) the Company and the Company Subsidiaries have received and are in compliance with all, and have no liability under any, Permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws for the operation of their business as presently conducted, except in each case covered by clauses (i)–(vi) such as would not, individually or in the aggregate, reasonably be expected to be material to the Company; (b) to the Knowledge of the Company and the Company Subsidiaries there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would reasonably be expected to be material to the Company; and (c) in the ordinary course of its business, the Company and the Company Subsidiaries periodically evaluate the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of the Company, and, on the basis of such evaluation, the Company and the Company Subsidiaries have reasonably concluded that such Environmental Laws will not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(x) ERISA Compliance. Except, in each case, for any such matter as would not, individually or in the aggregate, reasonably be expected be material to the Company (i) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for which the Company or any of the Company Subsidiaries would have any liability (each an “ERISA-Subject Plan”) has been maintained in material compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any ERISA-Subject Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each ERISA- Subject Plan subject to Title IV of ERISA (A) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (B) no ERISA- Subject Plan is or is reasonably expected to be “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) (C) there has been no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA-Subject Plan or the receipt by the Company or any of the Company Subsidiaries from the PBGC or the plan administrator of any notice relating to the intention to terminate any ERISA-Subject Plan or ERISA-Subject Plans or to appoint a trustee to administer any ERISA-Subject Plan, (D) no conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a Lien shall have been met with respect to any ERISA- Subject Plan and (E) neither the Company nor any of the Company Subsidiaries has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the ERISA-Subject Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of an ERISA-Subject Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA) (“Multiemployer Plan”); (iv) no Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA); and (v) each ERISA-Subject Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(y) Illegal Payments. Neither the Company nor any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, representative or other Person associated with or acting on behalf of the Company or any of the Company Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political Party or Party official or candidate for political office to influence official action or secure an improper advantage; and the Company and the Company Subsidiaries have conducted their businesses in compliance with applicable anti-corruption Laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such Laws and with the representation and warranty contained herein.

(z) Anti-Money Laundering Laws. The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and the Company Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any Company Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(aa) Non-Competition. Neither the Company nor any Company Subsidiary is a party to any agreement that would limit the ability of the Purchaser or any of its Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time.

(bb) Economic Sanctions.

(i) Neither the Company nor any of the Company Subsidiaries, nor any director, officer, or employee thereof, nor, to the Knowledge of the Company, any agent, Affiliate or representative of the Company or any of the Company Subsidiaries, is a Person that is, or is owned or controlled by a Person that is: (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council (UN), the European Union (EU), Her Majesty’s Treasury (UK HMT), the Swiss Secretariat of Economic Affairs (SECO), the Hong Kong Monetary Authority (HKMA), the Monetary Authority of Singapore (MAS), or other relevant sanctions authority (collectively, “Sanctions”), nor (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii) Neither the Company nor any of the Company Subsidiaries will, directly or indirectly, use the proceeds of the sale of the PSA or the Exchange, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) For the past five (5) years, the Company and the Company Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(cc) No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS SECTION 2.1, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES (AND THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES THAT IT HAS NOT RELIED UPON) ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE STOCK CONSIDERATION OR THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO THE PURCHASER, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS, OR EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS SECTION 2.1, ANY ORAL OR WRITTEN INFORMATION PRESENTED TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE COMPANY, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF THE PURCHASER TO RELY ON THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED HEREUNDER, NOR WILL ANYTHING IN THIS AGREEMENT OPERATE TO LIMIT ANY CLAIM BY THE PURCHASER FOR FRAUD.

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

(a) Organization and Authority. The Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair the Purchaser’s ability to effect the transactions contemplated hereby.

(b) Authorization.

(i) The Purchaser has the corporate or other power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. Each of this Agreement and the other Transaction Documents to which the Purchaser is or will be a party have been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) The Purchaser is not (a) in violation of any of the terms, conditions or provisions of its certificate of formation, (b) in violation of any Law, statute, ordinance, rule, regulation, permit, or franchise applicable to it or of any judgment, ruling, order, writ, injunction or decree of any Governmental Entity having jurisdiction over the Purchaser or any of its properties or assets or (c) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any note, bond, debenture, or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which the Purchaser is a Party or by which the Purchaser or any of its properties or assets are bound, which breach, default or violation in the case of clauses (b) or (c) would, if continued, reasonably be expected to expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(iii) Neither the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Purchaser with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, loan agreement, lease, agreement or other instrument or obligation to which the Purchaser is a Party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is or will be a party or consummate the transactions contemplated hereby or thereby on a timely basis.

(iv) No notice to, registration, declaration or filing with, or review by, or authorization, written exemption or qualification, order, permit, waiver, license, consent or approval of, any Governmental Entity, is required to be made or obtained by the Purchaser or any of its Affiliates, nor is the expiration or termination of any statutory waiting period, necessary in connection with, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement or the other Transaction Documents to which it is or will be a party.

(c) Exchange for Investment. The Purchaser acknowledges that the Stock Consideration has not been registered under the Securities Act or under any state securities Laws. The Purchaser (i) acknowledges that it is acquiring the Stock Consideration pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of such Stock Consideration to any Person in violation of applicable securities Laws, (ii) will not sell or otherwise dispose of any of the Stock Consideration, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Stock Consideration and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (v) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Stock Consideration, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Stock Consideration indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Stock Consideration and to protect its own interest in connection with such investment.

(d) Brokers and Finders. Neither the Purchaser nor any of its Affiliates or any of their respective officers, directors, employees or agents have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Purchaser, in connection with this Agreement or the transactions contemplated hereby.

(e) Ownership. As of the date of this Agreement, neither the Purchaser nor any of its Affiliates (other than any portfolio company with respect to which the Purchaser is not the Party exercising control over investment decisions) are the owners of record of shares of Common Stock or securities convertible into or exchangeable for Common Stock.

(f) No Public Market. The Purchaser understands that no public market now exists for the Stock Consideration, and that the Company has made no assurances that a public market will ever exist for the Stock Consideration.

(g) Claims. (i) The Purchaser (A) is the beneficial owner of the aggregate principal amount of the Claims set forth directly across from its name on Schedule 1, or (B) has, with respect to the beneficial owners of such Claims, (1) sole investment or voting discretion with respect thereto, (2) full power and authority to vote on and consent to matters concerning such Claims or to exchange, assign, and transfer such Claims and (3) full power and authority to bind or act on the behalf of, such beneficial owners and (ii) other than this Agreement and the other Transaction Documents to which it is a party, the Purchaser is not party to or bound by any contract, option or other arrangement or understanding with respect to the purchase, sale, delivery, transfer, gift, pledge, hypothecation, encumbrance, assignment or other disposition or acquisition (including by operation of law) of any Claims (or any rights or interests of any nature whatsoever in or with respect to any Claims), or as to voting, agreeing or consenting (or abstaining therefrom) with respect to any amendment to or waiver of any terms of, or taking any action whatsoever with respect to the Claims.

(h) Non-Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN SECTION 2.1, THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES THAT IT HAS NOT RELIED UPON ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE STOCK CONSIDERATION OR THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS, INCLUDING WITH RESPECT TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS, OR (II) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF ITS DUE DILIGENCE INVESTIGATION OF THE COMPANY, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF THE PURCHASER TO RELY ON THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED HEREUNDER, NOR WILL ANYTHING IN THIS AGREEMENT OPERATE TO LIMIT ANY CLAIM BY THE PURCHASER FOR FRAUD.

ARTICLE III

COVENANTS

Section 3.1 Filings; Other Actions.

(a) From the date hereof until the Closing, the Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, required, necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Company and the Purchaser shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement such transactions or to evidence such events or matters. The Company and the Purchaser hereby acknowledge and agree that no approvals or authorizations of, filings or registrations with, or notifications to, or expiration or termination of any applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended is required prior to Closing to consummate the Exchange.

(b) The Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Law relating to the exchange of information, all the information relating to such other Party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, the Parties agree to act reasonably and as promptly as practicable. Each Party hereto agrees to keep the other Party apprised of the status of matters referred to in this Section 3.1. The Purchaser shall promptly furnish the Company, and the Company shall promptly furnish the Purchaser, to the extent permitted by applicable Law, with copies of material written communications received by it or any of the Company Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 3.1 shall require the Purchaser or any of its Affiliates to (i) hold separate or divest or refrain from acquiring, investing in or otherwise dealing in any property, assets, facilities, business, or equity or (ii) commit on behalf of itself or any of its Affiliates to any conduct remedies or any amendment, modification or termination of any existing, or entering into any new, contracts with any third parties.

Section 3.2 Conduct of the Business.

(a) During the period commencing on the date of this Agreement and ending on the Closing Date, each of the Company and the Company Subsidiaries will conduct its business in the ordinary course of business and will use commercially reasonable efforts to preserve intact its existence and business organization, Permits, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Company or any Company Subsidiary. During such period, the Company shall provide reasonably prompt written notice to the Purchaser regarding any material adverse developments in respect of the foregoing.

(b) During the period commencing on the date of this Agreement and ending on the Closing Date, the Company shall promptly provide the Purchaser with all information with respect to the PSA (and the transactions contemplated therein) as reasonably requested by the Purchaser and generally keep the Purchaser reasonably informed of the status of the transactions contemplated by the PSA promptly as practicable, including providing (i) reasonably prompt oral and written notice of all material developments with respect thereto and (ii) to the extent not duplicative with preceding clause (i), true, correct and complete copies of (A) any material written notice given by the Company under the PSA to another Party thereto and (B) any material written notice received by the Company under the PSA from the other parties thereto.

Section 3.3 Negative Covenants. From the date of this Agreement through the Closing, the Company and the Company Subsidiaries shall not, without the prior written consent of the Purchaser:

(a) declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(b) amend the Articles of Incorporation, Bylaws or any other Organizational Documents of the Company Subsidiaries other than any amendments pursuant to this Agreement;

(c) form any new Subsidiary or joint venture;

(d) (i) sell, assign, transfer, lease or dispose of any properties, rights or assets of the Company or any Company Subsidiary other than the sale of hydrocarbons in the ordinary course of business or as expressly contemplated by the PSA or (ii) purchase, acquire or invest in any other business or Person (whether by merger, consolidation, share exchange, business combination, recapitalization, asset or equity acquisition, customer contract purchase, division purchase or otherwise) or enter into any transaction for or acquire any assets, rights, business, securities or other properties of any other Person;

(e) except pursuant to this Agreement, effect any merger, consolidation, recapitalization, reclassification, equity interest split, combination or similar change in the capitalization of the Company or the Company Subsidiaries;

(f) enter into any contract, arrangement or agreement that is material to the Company;

(g) increase the compensation or benefits payable, or to become payable to, any employee or former employee, director or individual service providers of the Company, other than increases in salaries and wages and target annual cash bonuses as part of annual merit increases in the ordinary course of business;

(h) except as otherwise required by Law, (i) grant any increase in compensation or benefits to any officer, employee, individual consultant or director of the Company or any Company Subsidiary, (ii) adopt, enter into, amend or terminate any Multiemployer Plan or any plan, agreement, program, policy or other arrangement that would be a Multiemployer Plan if it were in existence as of the date hereof or any labor contract or voluntarily recognize a labor union, works council or similar organization; (iii) grant any bonus to any current or former officer, employee, individual consultant or director of the Company or any Company Subsidiary, including any retention, stay or change-in-control bonus, (iv) hire or terminate the employment of any officer or senior employee of the Company or any Company Subsidiary, other than terminations for “cause”, (v) grant any severance or termination pay to any officer, employee, individual consultant or director of the Company or any Company Subsidiary, (vi) grant any equity or equity-based awards; (vii) loan or advance money (other than (A) advances for business expenses made in the ordinary course of business that are immaterial in amount, individually and in the aggregate and (B) advances made in connection with any Multiemployer Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code) or other property to any current or former officer, employee, individual consultant or director of the Company or any Company Subsidiary; or (viii) take any action to accelerate the vesting or payment of or to fund any benefit or payment to any of current or former officer, employee, individual consultant or director of the Company or any Company Subsidiary;

(i) liquidate (either partially or completely), dissolve or otherwise wind up the affairs of the Company or the Company Subsidiaries;

(j) repurchase, redeem or otherwise acquire any outstanding Equity Securities of the Company or the Company Subsidiaries;

(k) mortgage, pledge or subject to a Lien any of the of the Company’s or the Company Subsidiaries’ assets, rights or properties except for Permitted Liens;

(l) incur, assume or guarantee any indebtedness or make any loans to or invest in any Person;

(m) settle or compromise any material action, suit or proceeding with respect to Company or its properties or assets;

(n) authorize, issue, sell, assign, transfer, pledge or grant options, warrants or other rights to purchase any Equity Securities of the Company or the Company Subsidiaries or authorize or propose the issuance, sale, assignment, transfer, pledge or grant of Equity Securities of the Company or the Company Subsidiaries, other than the authorization and issuance of (i) the Stock Consideration and (ii) the issuance of Common Stock issued as consideration for the Bakken Sale;

(o) take any action that would reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement and the other Transaction Documents; or

(p) agree or commit to take any action described in this Section 3.3.

Section 3.4 Corporate Actions—Certificate. Prior to the Closing, the Company shall file in the office of the Secretary of State of the State of Nevada the Certificate in the form attached to this Agreement as Exhibit A, with such changes thereto as may be agreed to by the Purchaser and approved by the Board of Directors.

Section 3.5 State Securities Laws. Prior to the Closing, the Company shall use commercially reasonable efforts to (a) obtain all necessary Permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Stock Consideration and (b) cause such authorization, approval, Permit or qualification to be effective as of the Closing.

Section 3.6 PSA; First Lien Release Agreement.

(a) The Company has made available to the Purchaser a true, correct and complete copy of the PSA and the First Lien Release Agreement (including any amendments thereto).

(b) None of the Company or Company Subsidiaries is Party to or bound by any agreement with the Company’s counterparties to the PSA and the First Lien Release Agreement (or any of their respective Affiliates) that would modify any of the Company’s rights under the PSA or First Lien Release Agreement that has not been made available to the Purchaser.

(c) At or prior to the Closing, without the prior written consent of the Purchaser, the Company shall not make or agree to make any amendments, supplements, waivers or other modifications to any provision of the PSA or the First Lien Release Agreement in a manner that would be adverse to the Company or the Purchaser or terminate the PSA or the First Lien Release Agreement without the prior written consent of the Purchaser.

Section 3.7 Takeover Statutes(a) . The Company shall (a) take all actions necessary so that no Takeover Statute is or becomes applicable to the transactions contemplated by this Agreement or the other Transaction Documents and (b) if any such Takeover Statute is or becomes applicable to the transactions contemplated by this Agreement or the other Transaction Documents, take all action necessary so that the transactions contemplated by this Agreement or the other Transaction Documents may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to eliminate or minimize the effect of such Takeover Statute on the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.8 Board Size(a) . Immediately following the Closing, the Company and the Board of Directors shall take all actions necessary to (i) increase the size of the Board of Directors by one (1) director (totaling five (5) directors on the Board of Directors) and (ii) appoint the individuals set forth in Schedule 3 hereto as members of the Board of Directors.

Section 3.9 Management Incentive Program(a) . Promptly after Closing, Purchaser shall cause the Board of Directors to consider implementation of an appropriate Management Incentive Program for the Company’s executives and other personnel.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Legend.

(a) The Purchaser agrees that all certificates or other instruments representing the Stock Consideration subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b) Upon request of the Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws, the Company shall promptly cause the legend to be removed from any certificate for any Stock Consideration to be transferred in accordance with the terms of this Agreement. The Purchaser acknowledges that the Stock Consideration has not been registered under the Securities Act or under any state securities Laws and agrees that it will not sell or otherwise dispose of any of the Stock Consideration, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

(c) In the event that the Stock Consideration is uncertificated, the Company shall give notice of such legend in accordance with applicable Law.

Section 4.2 Tax Matters. The Company and its paying agent shall be entitled to withhold Taxes on all payments or deemed payments and constructive distributions, on the Stock Consideration to the extent required by Law. The Company and its paying agent shall be entitled to satisfy any required withholding Tax on non-cash payments (including deemed payments) through a sale of all or a portion of the shares the Purchaser receives as a dividend, from cash dividends subsequently paid or credited to the Purchaser or through a sale of all or a portion of the Common Stock or otherwise owns. The Company shall use commercially reasonable efforts to notify each holder of Stock Consideration prior to any such withholding, and the Parties shall take any commercially reasonable actions as may be necessary to reduce or otherwise minimize such withholding. On or prior to the Closing, the Purchaser (or any transferee thereof) shall deliver to the Company or its paying agent a duly executed, valid and properly completed Internal Revenue Service Form W-9 certifying as to a complete exemption from backup withholding. The Company shall not treat the Preferred Stock as preferred stock within the meaning of Section 305 of the Code.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival; Limitations on Liability. The representations and warranties of the Company contained in this Agreement shall survive for a period of twenty four (24) months following the Closing, except (i) the representations and warranties contained in Sections 2.1(a), 2.1(b), 2.1(c), 2.1(e) and 2.1(j), which will survive indefinitely, (ii) the representations and warranties contained in Section 2.1(l), which will survive until the expiration of the applicable statute of limitations, plus sixty (60) days, and (iii) Sections 2.2(a) and 2.2(b)(i), which will survive indefinitely. All of the covenants or other agreements of the Company to be performed at or prior to the Closing shall survive for a period of twenty four (24) months following the Closing. All of the other covenants or agreements of the Parties contained in this Agreement shall survive indefinitely until fully performed or performance is no longer required. For purposes of clarity, all covenants for which performance is required on or prior to Closing shall terminate and shall not survive Closing. The Company shall not be liable hereunder to the Purchaser or any other Person for any punitive, exemplary, treble, special, indirect, incidental or consequential damages (including any loss of earnings or profits).

Section 5.2 Expenses. Each of the Parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; provided, however, that the Company shall, upon the earlier of Closing or termination of this Agreement in accordance with Section 5.16 (other than a termination of this Agreement pursuant to Section 5.16(e)), reimburse the Purchaser for the reasonable, documented out-of-pocket expenses incurred by the Purchaser in connection with the transactions contemplated pursuant to this Agreement (the amount of such expenses, the “Expense Reimbursement Amount”).

Section 5.3 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each Party’s obligation to consummate the Closing are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No waiver of any Party to this Agreement, as the case may be, will be effective unless it is in a writing (electronic mail to suffice) signed by a duly authorized officer of the waiving Party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.4 Counterparts. For the convenience of the Parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

Section 5.5 Governing Law; Submission to Jurisdiction. This Agreement will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the district courts located in the State of New York, or in the event (but only in the event) that such court shall not have subject matter jurisdiction, any federal court of the United States or other state court located in the State of New York, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party to this Agreement hereby irrevocably waives any defense in any such action, suit or proceeding that it is not personally subject to the jurisdiction of the above named courts and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

Section 5.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.7 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, electronic mail or facsimile, upon confirmation of receipt (it being understood that the Parties agree to provide confirmation of receipt immediately upon the receipt of any notice by telecopy, electronic mail or facsimile), (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. The Purchaser agrees that any notice required or permitted by this Agreement or under the Articles of Incorporation (including the Certificate), the Bylaws, the Nevada Act or other applicable Law may be given to the Purchaser at the address or by means of electronic transmission as set forth below The Purchaser further agrees to notify the Company of any change to the Purchaser’s electronic mail address, and further agrees that the provision of such notice to the Company shall constitute the consent of the Purchaser to receive notice at such electronic mail address. In the event that the Company is unable to deliver notice to the Purchaser at the electronic mail address so provided by the Purchaser, the Purchaser shall, within two (2) business days after a request by the Company, provide the Company with a valid electronic mail address to which the Purchaser consents to receive notice at such electronic mail address. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

If to the Purchaser:

AG Energy Funding, LLC

245 Park Avenue, 26th Floor

New York, NY 10167

Attn: Scott McMurtry; Damon Putman; Daniel Baddeloo

E-mail: smcmurtry@angelogordon.com; dputman@angelogordon.com;

dbaddeloo@angelogordon.com

with a copy to (which copy shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Nicholas Baker

Email: NBaker@stblaw.com

-and-

Simpson Thacher & Bartlett LLP

600 Travis Street, Suite 5400

Houston, Texas 77002

Attention: Shamus Crosby

Email: Shamus.Crosby@stblaw.com

(a)	If to the Company:

Abraxas Petroleum Corporation

18803 Meisner Drive

San Antonio, TX 78258

Attn: Robert L.G. Watson

E-mail: bwatson@abraxaspetroleum.com

with a copy to (which copy shall not constitute notice):

Dykema Gossett PLLC

112 East Pecan Street, Suite 1800

San Antonio, TX 78205

Attn: James B. Smith, Jr.

E-mail: jsmith@dykema.com

Section 5.8 Entire Agreement. This Agreement (including the Exhibits and schedules hereto) and the Company Disclosure Schedule constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof.

Section 5.9 Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, provided, however, that the Purchaser may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more of its Affiliates; provided, that in order for such assignment to be effective, the assignee shall agree in writing to be bound by the provisions of this Agreement; provided further, that no such assignment will relieve the Purchaser of its obligations hereunder prior to the Closing.

Section 5.10 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neutral genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) the word “or” is not exclusive;

(b) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d) the terms “Dollars” and “$” mean United States Dollars, unless otherwise noted;

(e) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (e) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(f) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(h) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(i) the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by Law or other governmental action to close; and

(j) the term “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(k) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (a) the Company and the Company Subsidiaries, on the one hand, and the Purchaser, on the other, shall not be considered Affiliates, (b) with respect to the Purchaser, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as the Purchaser or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, the Purchaser and (c) no portfolio company (as such term is customarily used in the private equity industry) of the Purchaser or any of its Affiliates shall be considered or otherwise deemed to be an Affiliate thereof (other than for purposes of Section 2.1(aa) and Section 3.1(c)).

(l) “Company Disclosure Schedules” means the disclosure schedule prepared by the Company attached to this Agreement.

(m) “Company Material Adverse Effect” shall mean any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, changes, developments, or occurrence, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties, prospects or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) materially impairs the ability of the Company to perform its obligations under this Agreement; provided, however, that in the case of clause (i) above, the term “Company Material Adverse Effect” shall not include effects (except, in the case of clauses (A), (B), (C), (D), (E) and (G) below, to the extent such effects have a disproportionate materially adverse impact on the business of the Company and the Company Subsidiaries relative to the businesses of other persons operating in the same industry and geographic area in which the Company and the Company Subsidiaries operate) resulting from (A) general changes in oil and gas prices; (B) general changes in economic or political conditions or markets; (C) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (D) acts of God, including storms and natural disasters; (E) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (F) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the transactions contemplated this Agreement and the other Transaction Documents; (G) any change in GAAP, or in the interpretation thereof; (H) any occurrence, condition, change, event or effect resulting from compliance by the Company with the terms of this Agreement or the PSA; (I) any change in the credit rating and/or outlook of any of the Company, the Company Subsidiaries or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Company Material Adverse Effect has occurred); (J) changes in the market price or trading volume of the Company’s securities (except that the underlying causes of any such changes may be considered in determining whether a Company Material Adverse Effect has occurred); (K) any failure of the Company to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Company Material Adverse Effect has occurred) and (L) any action taken by the Purchaser or any of its Affiliates, other than as required by this Agreement, or actions expressly permitted by this Agreement or taken with the written consent of the Purchaser.

(n) “Equity Securities” means the equity securities of the Company, including shares of Common Stock and Preferred Stock.

(o) “First Lien Agent” means Société Générale in its capacity as administrative agent under the First Lien Debt Agreement, together with any successors thereto

(o) “First Lien Debt Agreement” means the Third Amended and Restated Credit Agreement dated as of June 11, 2014, by and among the Company, the financial institutions party thereto as Lenders (as defined therein), the Issuing Lender (as defined therein), and the First Lien Agent, as amended, supplemented or otherwise modified from time to time.

(p) “Good and Marketable Title” means title that: (i) with respect to the oil and gas properties, is deducible of record from the records of the applicable county; (ii) does not materially restrict the ability of the Company to use the properties as currently intended; and (iii) is free and clear of all Liens, except for Permitted Liens.

(q) “Hazardous Substance” means (A) petroleum and petroleum products, by- products or breakdown products, radioactive materials, asbestos containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.

(r) “Knowledge of the Company” means the actual knowledge (after reasonable inquiry) of the managers of the Company with direct supervisory responsibility for the matters in question.

(s) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of occupational health and workplace safety, the environment, or natural resources, or to use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants applicable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all permits and authorizations and approvals required by such to conduct its business.

(t) “Lien” means any mortgage, claim, deed of trust, pledge, hypothecation lien, license, charge, adverse ownership claim or interest, option, right of way, easement, restriction on transfer, including right of first refusal, encumbrance, encroachment, financing statement, hypothecation, security interest, easement, plat restriction or deed restriction.

(u) “Permitted Liens” means (i) Liens for taxes that are not yet due and payable or the amount or validity of which is being contested in good faith through (if then appropriate) appropriate proceedings and for which adequate reserves under GAAP have been established in the financial statements of the Company and its consolidated Subsidiaries; (ii) mechanics’, operators’, statutory and similar liens arising or incurred in the ordinary course of business of the Company that are not yet due and payable; (iii) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements and other contracts, agreements and installments that do not materially interfere with the operation of the oil and gas properties; (iv) easements, surface leases and rights, plat restrictions, pipelines, grazing, logging, canals, ditches, reservoirs, telephone lines, power lines, railways and similar encumbrances that do not materially interfere with the operation of the oil and gas properties or materially impair the value thereof; and (v) Liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not materially affected or interrupted, and are not reasonably expected to materially affect or interrupt, the claimed ownership of the Party or the receipt of production revenues from the oil and gas properties affected thereby.

(v) “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, consultants and advisors.

(w) “Second Lien Debt” means that certain Term Loan Credit Agreement, dated as of November 13, 2019, by and among the Company, the financial institutions party thereto as Lenders, and Angelo Gordon Energy Servicer, LLC, as administrative agent, as amended, supplemented or otherwise modified from time to time.

(x) “Second Lien Debt Agreement” means that certain Term Loan Credit Agreement, dated as of November 13, 2019, by and among the Company, the financial institutions party thereto as Lenders, and Angelo Gordon Energy Servicer, LLC, as administrative agent.

(y) “Takeover Statutes” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

(z) “Tax” or “Taxes” means (a) any federal, state, provincial, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value- added tax, surtax, estimated tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, withholding tax or payroll tax), and any related fine, penalty or interest, imposed, assessed or collected by or under the authority of any governmental body, whether disputed or not, and (b) any liability for the payment of amounts with respect to payment of a type described in clause (a), including (i) as a result of being a member of an affiliated, consolidated, combined or unitary group (including pursuant to Treasury Regulation 1.1502- 6(b)), (ii) as a result of succeeding to such liability as a result of merger, conversion or asset transfer, and (iii) as a result of any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(aa) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(bb) “Transaction Documents” means this Agreement, the Certificate, the First Lien Release Agreement, the Second Lien Forbearance, and the PSA (and the other documents or instruments contemplated to be executed by the Company or any of its subsidiaries pursuant to the foregoing).

(cc) “Treasury Regulation” means the regulations promulgated under the Code, by the United States Department of the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

Section 5.11 Interpretation; Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Company Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Whenever this Agreement refers to a number of days, such number of days shall refer to calendar days unless business days are specified. If business days are specified and the day the action is to be taken is not a business day, such action shall be valid if taken on the next successive business day.

Section 5.12 Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors the Parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

Section 5.13 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than (i) the Parties (and their permitted assigns) and (ii) each Non-Recourse Party pursuant to this Section 5.13 and Section 5.18, any benefit right or remedies.

Section 5.14 Public Announcements. Any initial press release with respect to this Agreement and the transactions contemplated hereby shall be mutually agreed upon by the Company and the Purchaser. Thereafter, the Company and the Purchaser shall consult with each other and provide each other with the opportunity to review and comment upon any press release or other public statements with respect to the transactions contemplated hereby or this Agreement and the Company and the Purchaser shall not, and shall cause their respective Affiliates not to, issue any such other press release or other public statements prior to such consultation, except as may be required by applicable Law, in which case the Party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other Party and provide the other Party with an opportunity to review and comment on the content of the proposed disclosure, which comments such Party shall consider in good faith, acting reasonably, before issuing any such press release or making any such public announcement;

provided that no Party will issue any press release or other public statement that attributes comments to the other Party statement (or portion thereof) without the prior written approval of the other Party. Notwithstanding the foregoing, and for the avoidance of doubt: (i) the Parties may disclose the transactions contemplated hereby to the indirect and direct equity holders, partners and prospective partners or equity holders of any Party and its Affiliates provided that such recipients agree to maintain the information with the same confidentiality protections as the disclosing Party, (ii) the Parties may disclose the transactions contemplated hereby to Governmental Entities in connection with obtaining any approvals required under Section 2.1(c)(iv) and (iii) the direct or indirect equityholders of the Purchaser and their respective Affiliates may disclose information about the subject matter of this Agreement in connection with their normal fund raising, marketing, informational or reporting activities.

Section 5.15 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the transactions contemplated hereby were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking (any requirement for which all Parties hereby waives), the Parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. A Party shall be entitled to an injunction or injunctions to prevent breaches of any covenants, agreements or obligations contained in this Agreement and, in the event that any action is brought in equity to enforce such covenants or agreements, neither Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

Section 5.16 Termination. Subject to Section 5.1, this Agreement will survive the Closing so long as any shares of Stock Consideration are outstanding. Prior to the Closing, this Agreement may only be terminated:

(a) by mutual written agreement of the Company and the Purchaser;

(b) by either Party, upon written notice to the other Party in the event that the Closing shall not have occurred on or before January 14, 2022 (the “Outside Date”); provided, however that the right to terminate this Agreement pursuant to this Section 5.16(b) shall not be available to any Party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by either the Company or the Purchaser as to itself if a United States court of competent jurisdiction shall permanently enjoin the consummation of the Exchange and such injunction shall be final and non-appealable;

(d) without any action by either Party, if the PSA, First Lien Release Agreement, or Second Lien Forbearance is terminated in accordance with its terms at any time prior to the Closing;

(e) by notice given by the Company to the Purchaser, if the Company is not then in material breach of any provision of this Agreement and if there have been one or more material inaccuracies in or material breaches of one or more representations, warranties, covenants or agreements made by the Purchaser in this Agreement such that the conditions in Section 1.3(c)(i) or Section 1.3(c)(ii) would not be satisfied by the Outside Date (other than through the Company’s failure to comply with its obligations under this Agreement) and which have not been cured by the Purchaser thirty (30) days after receipt by the Purchaser of written notice from the Company requesting such inaccuracies or breaches to be cured (or any shorter period of time that remains between the date the Company provides written notice of such violation or breach and the Outside Date); or

(f) by notice given by the Purchaser to the Company, if the Purchaser is not then in material breach of any provision of this Agreement and if there have been one or more material inaccuracies in or material breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 1.3(b)(i) or 1.3(b)(ii) would not be satisfied by the Outside Date (other than through the Purchaser’s failure to comply with its obligations under this Agreement) and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Purchaser requesting such inaccuracies or breaches to be cured (or any shorter period of time that remains between the date the Purchaser provides written notice of such violation or breach and the Outside Date).

Section 5.17 Effects of Termination. Subject to Sections 3.3 and 5.2, in the event of any termination of this Agreement in accordance with Section 5.16, no Party (or any of its Affiliates) shall have any liability or obligation to the other Party (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any breach by such Party of its obligations of this Agreement arising prior to such termination and (B) any fraud or intentional or willful breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Section 3.3 and this Article V shall remain in full force and effect and shall survive any termination of this Agreement. None of the Parties or any of their respective Affiliates shall have any liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation or warranty ceases to survive hereunder.

Section 5.18 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties, including entities that become a Party after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser, and then only with respect to the specific obligations set forth in this Agreement applicable to such Party, and no former, current or future equityholders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Party, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. To the extent permitted by Law, each Party hereby (i) waives and releases all such claims, causes of action, liabilities and other obligations against any such Non-Recourse Parties, (ii) waives and releases any and all claims, causes of action, rights, remedies, demands or actions that may otherwise be available to avoid or disregard the entity form of a Party or otherwise impose the liability of a Party on any Non-Recourse Party, whether granted by law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, and (iii) disclaims any reliance upon any Non-Recourse Parties with respect to the performance of this Agreement, the other Transaction Documents and any representation or warranty made in, in connection with or as an inducement hereto or thereto.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first herein above written.

ABRAXAS PETROLEUM CORPORATION

By:	/s/ Robert L. G. Watson
Name:	Robert Watson
Title:	Chief Executive Officer

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first herein above written.

AG ENERGY FUNDING, LLC

By:	/s/ Todd Dittmann
Name:	Todd Dittmann
Title:	Authorized Signatory

[Signature Page to Exchange Agreement]